DocuSign Envelope ID: 68C2F594-1F55-46BB-B624-0A7B89AD8FE9

CONSIGNMENT AGREEMENT

This Consignment Agreement (this “Agreement”) is entered into effective August 19, 2022 (the “Effective Date”), by and between RSE Archive, LLC, a Delaware series limited liability company (“Consignee”), and Dennis Karjanis (“Consignor”).

In consideration of the mutual covenants and agreements set forth herein, Consignee and Consignor (each, a “Party” and, collectively, the “Parties”) hereby agree as follows:

1.Consignment.

a.Consignment of Asset.  Consignor hereby appoints Consignee as an authorized consignee of the asset described on Schedule A hereto (the “Asset”) and agrees to deliver the Asset to Consignee within five (5) days of the Effective Date for the purpose of Consignee’s potential purchase of the Asset (“Purchase”) for contribution to a Consignee series designated to own the Asset (the “Series”).  Funds for consummation of the Purchase will come from the offer and sale of membership interests in the Series (“Series Interests”) to investors (the “Offering”).

b.Consignment Period.  For a period of ninety (90) days commencing on the Effective Date (the “Consignment Period”), Consignee will have the exclusive and irrevocable right, but not the obligation, to purchase the Asset for the Purchase Price, as defined below.  The Consignment Period shall automatically renew for successive periods of ninety (90) days unless the Asset is withdrawn from consignment for purchase by Consignee pursuant to Section 3 below, or this Agreement is terminated pursuant to Section 8 below. Notwithstanding the foregoing, if the Offering is fully funded (meaning at least the minimum offering amount has been received in escrow) but has not yet formally closed before the end of the 90-day Consignment Period, the Consignment Period shall, unless otherwise agreed to by the Parties, be deemed to automatically extend through closing of the Offering, after which point the closing of the Purchase will be consummated.

c.Title; Storage; Risk of Loss.  Consignor shall retain title to the Asset unless and until the Asset is withdrawn from consignment for purchase by Consignee in accordance with Section 3 below.  The Asset shall be stored at Consignee’s facilities and shall be marked to indicate Consignor’s ownership thereof.  Consignee shall use reasonable efforts to (a) maintain the Asset in the condition in which it existed on the Effective Date and (b) store the Asset in a safe place with adequate and proper internal control systems; however, Consignor accepts and agrees that Consignee shall not be responsible for any loss or damage to Consignor, or for any loss, casualty, theft, or damage to the Asset, regardless of the cause thereof.  The Asset may be covered by Consignee’s insurance during the Consignment Period, but Consignee shall have no obligation to insure the Asset, and Consignor shall bear the entire risk of loss or damage to the Asset at all times prior the purchase of the Asset as provided under the terms of this Agreement.

2.Purchase Price.  The Parties agree that if Consignee decides to purchase the Asset,

Consignor shall sell the Asset to Consignee for a purchase price of Twenty-Three Thousand Eight Hundred Dollars ($23,800) and the equity consideration set forth in Section 3(b) below (the “Purchase Price”); provided, however, that if Consignee determines in its sole discretion that the Asset’s Fair Market Value, as defined in Section 8 below, has changed by more than 20%, the Parties shall agree in writing to adjust the purchase price accordingly or, if no such adjustment is agreed upon, terminate this Agreement in accordance with its terms.

3.Withdrawal of Asset from Consignment; Purchase.  Consignee may withdraw the Asset from consignment for purchase at any time during the Consignment Period by delivering a written notice of such withdrawal (the “Withdrawal Notice”) to Consignor specifying the date (the “Purchase Date”)

DocuSign Envelope ID: 68C2F594-1F55-46BB-B624-0A7B89AD8FE9

on which the Purchase shall occur; provided, however, that the Purchase Date shall be no fewer than one (1) day(s) after the date of the Withdrawal Notice and no later than one (1) day(s) after the end of the thencurrent Consignment Period.  Title to the Asset shall pass to Consignee when Consignee withdraws the Asset from consignment, except for the purpose of returning the Asset to Consignor as provided under the terms of this Agreement.  Upon Consignee’s delivery of the Withdrawal Notice as above provided, this Agreement will automatically become an agreement by Consignor to sell the Asset to Consignee and an agreement by Consignee to purchase the Asset from Consignor, in each case upon the terms and conditions set forth herein.  If Consignee delivers a Withdrawal Notice, Consignee agrees:

a.to pay Consignor the Purchase Price by wire transfer to Consignor of immediately available funds on the Purchase Date; and

b.to issue to Consignor pursuant to the Offering that number of Series Interests having a value equal to Seven Thousand dollars ($7,000 USD) (the “Equity Value”), which number of Series Interests is calculated by dividing the Equity Value by the price per interest applicable to such Series set forth in the relevant Offering Statement on Form 1-A, as filed with and qualified by the Securities and Exchange Commission, provided that Consignor shall comply with customary procedures and requirements applicable to other investors in Series Interests as Consignee or its affiliates determine, in their sole discretion, to be necessary and advisable.

4.Representations and Warranties of Consignor.  Consignor has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  Consignor hereby represents that the name, year and authentication information set forth on Schedule A are true and accurate with respect to the Asset.  Consignor now has and on the Purchase Date will have (a) good and marketable title to the Asset, free and clear of all liens and encumbrances and (b) full right, power and authority to effect the sale and delivery of the Asset pursuant to this Agreement.  Upon the Purchase, including payment of the Purchase Price, Consignee will receive good and marketable title to the Asset, free and clear of all liens and encumbrances.  This Agreement constitutes a legal, valid and binding obligation of Consignor, enforceable against Consignor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. Consignor represents and warrants that, as of the date hereof, either (x) the value of the Series Interests to be delivered to Consignor pursuant to Section 3(b) complies with the investment limitations set forth in Regulation A or (y) Consignor is an “accredited investor” as that term is defined in Regulation D promulgated under the Act (collectively, a “Qualified Purchaser”).  Consignor agrees to promptly provide Consignee and its affiliates with such other information as may be reasonably necessary for them to confirm the Qualified Purchaser status of Consignor prior to the Purchase Date, including an Investor Certification in a form satisfactory to Consignee.

5.Representations and Warranties of Consignee.  Consignee has all necessary power and authority to enter into this Agreement, and, in the event that the Purchase is effectuated in accordance with the terms of this Agreement, to carry out Consignee’s obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Consignee of this Agreement, and, in the event that the Purchase is effectuated in accordance with the terms of this Agreement, the performance by Consignee of its obligations hereunder and the consummation by Consignee of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Consignee.

6.Covenants of Consignor.  Consignor will not advertise the Asset online, in print, on social media, or with a third-party dealer or listing service without Consignee’s prior written agreement.  If the Asset is already listed or advertised for sale, Consignor agrees to immediately remove such listing or advertisement in its entirety, including any residual mention of the Asset being “for sale.”

2

DocuSign Envelope ID: 68C2F594-1F55-46BB-B624-0A7B89AD8FE9

7.Indemnification.  Each of the Parties shall indemnify and hold harmless the other of, from and against any and all damages, losses, liabilities, deficiencies, actions, demands, judgments, costs and expenses (including reasonable attorneys’ fees) which the other may suffer or incur by reason of a breach of this Agreement by the breaching Party.

8.Termination.  This Agreement may be terminated and the transactions contemplated herein may be abandoned (a) at any time prior to the Purchase by the mutual written consent of the Parties or (b) upon ten (10) days’ advance notice by either Party in the event that, following the Effective Date, the Fair Market Value of the Asset changes by more than 20% from its Fair Market Value as of the Effective

Date.  For the purposes of this Agreement, “Fair Market Value” shall have the meaning set forth in Schedule A.  In the event that this Agreement is terminated in accordance with this Section 8, Consignee shall return the Asset to Consignor at Consignor’s expense or, if this Agreement is terminated by Consignee alone, at Consignee’s expense, and this Agreement shall be of no further force or effect, provided, that Sections 7, 8, 10, 11, 12 and 13 shall survive such termination and continue in full force and effect.

9.Specific Performance.  Consignor agrees that Consignee will incur irreparable damage if Consignee does not receive good and marketable title to, as well as physical possession of, the Asset on the Purchase Date, if any, and that Consignee shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which it is entitled at law or in equity.

10.Governing Law; Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

11.Survival.  Subject to Section 8, the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the execution of this Agreement and the Purchase Date for the applicable statute of limitations regardless any investigation made by the Party making the claim hereunder.

12.Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient.  Such communications must be sent to the respective Party at the set forth under its signature or such other address as the Party may hereafter specify by notice to the other Party given in accordance with this Section 12.

13.Miscellaneous.  This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this Agreement are merged in and are superseded and canceled by, this Agreement.  It may not be modified or amended except by a writing signed by the Parties and is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder.  The Parties agree that the terms of this Agreement shall be kept confidential (except as may be required by law, rule or regulation of any governmental authority) and will not be disclosed to any individual or entity, except that either Party may disclose such terms as are reasonably necessary to their respective members, lenders, officers, directors, members, managers, employees, accountants, counsel and agents, with a reasonable need to know such information in their representative capacities, and all persons

3

DocuSign Envelope ID: 68C2F594-1F55-46BB-B624-0A7B89AD8FE9

acting by, through, under or in concert with any of them.  Neither Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Party.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  This Agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically.  Any provision in this Agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; provided, however, that the Parties will attempt in good faith to reform this Agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.  The Parties have read, understand, and agree to the terms of this Agreement and are duly advised and have had the opportunity to consult with counsel regarding this Agreement.

[Signature page follows]

4

DocuSign Envelope ID: 68C2F594-1F55-46BB-B624-0A7B89AD8FE9

Each of the undersigned has caused this Consignment Agreement to be duly executed and delivered as of the date first written above.

CONSIGNOR:

Dennis Karjanis

By: DocuSigned by: DENNIS KARJANIS 21BB1A41EBFC4E9...

Name: Dennis Karjanis

Title: Principal

Address: 168 Laurel Hill Rd.

Branford, CT

06405

Email Address: denniskarjanis@yahoo.com

CONSIGNEE:

RSE Archive, LLC

By: RSE Archive Manager, LLC, its managing member

By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: DocuSigned by: BA552A19EB51408...

Name: George Leimer

Title: CEO

Address: 250 Lafayette St.

2nd Floor

New York, NY 10012

Email Address: george@rallyrd.com

DocuSign Envelope ID: 68C2F594-1F55-46BB-B624-0A7B89AD8FE9

[Signature Page to Consignment Agreement]

Schedule A to Consignment Agreement

Asset:	Amazing Spider-Man #3
Year:	1963
Authentication:	CGC 1174936002

A-1